Exhibit 2.20

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Nvni Group Limited (the “Company”) has the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.0001per share	NVNI	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Warrants to purchase ordinary shares, each whole warrant exercisable for one ordinary share at an exercise price of $11.50	NVNIW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Description of Ordinary Shares

Item 9.A.3 Pre-emptive rights

No rights of pre-emption, first or last refusal, drag-along or tag-along shall attach to any ordinary shares.

Item 9.A.5 Type and class of securities

Each ordinary share has a par value of US$0.0001 each. The number of ordinary shares issued and outstanding as of the last day of each fiscal year is provided on the cover of the annual report on Form 20-F filed for such fiscal year (the “Form 20-F”) of our company.

Item 9.A.6 Limitations or qualifications

Not applicable

Item 9.A.7 Other rights

Not applicable.

Item 10.B Memorandum and Articles of Association (the “Articles”)

Item 10.B.3 Shareholder rights

Dividends

Subject to the Companies Act of the Cayman Islands (the “Companies Act”) and the Articles, the Directors may declare and/or pay Dividends and distributions on shares in issue and entitled to receive such Dividends and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefore. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account, or as otherwise permitted by the Companies Act. Unless the Directors resolve that a Dividend shall be a final dividend, any Dividend shall be deemed an interim Dividend and consequently may be cancelled by the Directors at any time before the date of payment of such Dividend.

Voting Rights

Subject to the Articles and to any rights or restrictions for the time being attached to any class or classes of shares in the capital of the Company, every Member holding an ordinary share and present in person or represented by proxy at a general meeting of the Company shall have one vote for each ordinary share registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.

Rights Upon Dissolution or Liquidation

Subject to any rights or restrictions for the time being attached to any class of shares in the capital of the Company, on a winding up of the Company the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, distribute among the Members the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose:

(a)	decide how the assets are to be distributed as between the Members or different classes of Members;

(b)	value the assets to be distributed in such manner as the liquidator thinks fit; and

(c)	vest the whole or any part of any assets in such trustees and on such trusts for the benefit of the Members entitled to the distribution of those assets as the liquidator sees fit, but so that no Member shall be obliged to accept any assets in respect of which there is any liability.

Redemption or Sinking Fund Provisions

Shares are not redeemable.

Item 10.B.4 Changes to shareholder rights

In accordance with the Companies Act and the Articles, a change in the rights of holders of a specific class of shares in the capital of the Company would require a special resolution of Members holding that class or, if such change was to apply to all classes of issued shares in the capital of the Company, a resolution of all Members holding shares in the capital of the Company. A special resolution will be passed unanimously in writing or by a two thirds majority of the votes cast at a quorate and duly called general meeting of the Members.

Item 10.B.6 Limitations

Not applicable.

Item 10.B.7 Change in control

The Articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves the Company.

Item 10.B.8 Disclosure of shareholdings

Such disclosures will only be required per the Articles if required under the laws of any jurisdiction to which the Company (or any of its service providers) is subject, or in compliance with exchange rules of any applicable exchange, or to ensure compliance by any person with any anti-money laundering legislation in any relevant jurisdiction.

Item 10.B.9 Differences in the law

We are incorporated under, and are governed by, the laws of the Cayman Islands. The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights equivalent to certain U.S. States laws, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Directors’ Fiduciary Duties. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care.

Shareholder Action by Written Consent. The Companies Act and our amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding in aggregate not less than 15% of the par value of all issued shares to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings however our amended and restated articles of association require us to.

Cumulative Voting. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting.

Removal of Directors. Under our amended and restated articles of association, Heru, shall be entitled, by written notice to the Company, to appoint and remove: (i) five directors provided that Heru then holds shares in the Company entitled to cast at least thirty (30%) percent of the votes at a general meeting of the Company; (ii) three directors, provided that Heru then holds shares in the Company entitled to cast less than thirty (30%) percent but at least ten (10%) percent of the votes at a general meeting of the Company; and (iii) the chairman of the board of Directors provided that Heru then holds shares in the Company entitled to cast at least ten (10%) percent of the votes at a general meeting of the Company. Any directors which Heru is not entitled to appoint may be appointed and removed by Ordinary Resolution. A director may also be removed pursuant to a list of other circumstances in our amended and restated articles of association, including if such director becomes prohibited from acting by law, he is ruled unfit to so act, etc.

Transactions with Interested Shareholders. Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are however required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. See Item 10.B.4 above.

Amendment of Governing Documents. Under the Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Item 10.B.10 Changes in capital

The requirements imposed by the Articles governing changes in capital are not more stringent than is required by law.

Item 12.A Debt Securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other Securities

Not applicable.

Item 12.D American Depositary Shares

Not applicable.

Description of Warrants

Securities Issuable Upon Exercise of the Public Warrants

As part of the SPAC Merger, each issued and outstanding warrant to purchase Mercato class A ordinary shares was converted into the right to purchase one Nuvini ordinary share at an exercise price of $11.50 per share (“Nuvini Warrants”), subject to the same terms and conditions existing prior to such conversion. These warrants are considered financial instruments (derivatives) and are recorded at fair value through profit or loss.

Upon the completion of the SPAC Merger, there are 23,050,000 Nuvini Warrants outstanding, of which 11,500,000 are public warrants (“Public Warrants”) listed on NASDAQ and 11,550,000 are private placement warrants held by certain former Mercato shareholders.

Exercisability

The Public Warrants became exercisable on October 29, 2023, have an exercise price of $11.50 and will expire on the earlier of September 29, 2028, or upon redemption or liquidation, in accordance with their terms. The fair value of the Public Warrants was determined using the market trading price as of December 31, 2025, which was R$0.07 per share.

Listing

Nuvini Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NVNIW”.

Description of Class FF Shares

In March 2025, we amended our amended and restated memorandum and articles of association to create a new class of super voting shares designated as Class FF shares. On March 27, 2025, Nuvini issued a total of 500,000 Class FF shares, par value US$0.00001 per share, with each class FF share having 1,000 votes. Pierre Schurmann, Chief Executive Officer of the Company, was issued 350,000 Class FF Shares for a total subscription price of US$3.50. Luiz Busnello, Chief Financial Officer of the Company, was issued 150,000 Class FF Shares for a total subscription price of US$1.50.